Exhibit 99.1

October 3, 2014

CHC Group Ltd. 4740 Agar Drive, Richmond, BC V7B 1A3 Canada T 604.276.7500 F 604.232.8359 www.chc.ca	Dear CHC Group Ltd. Shareholder,

According to the information available to us, you are a holder of CHC Group Ltd. ordinary shares, either as a beneficial owner or as a registered holder. We have filed a registration statement on Form S-1 with the Securities and Exchange Commission on September 22, 2014, which we refer to as the “Registration Statement.” Subject to the effectiveness of the Registration Statement, we plan to launch an offering of rights to acquire new CHC Group Ltd. convertible preferred shares, or preferred shares, in the coming days. In this letter, we refer to this offering as the “Rights Offering”. We set forth below expected key dates relating to the Rights Offering. All of these dates are subject to change; you should therefore check our filings with the Securities and Exchange Commission (SEC) in the EDGAR system on its website at www.sec.gov or our website at http://ir.chc.ca/docs.aspx?iid=4293047 regularly for any announcement of any change in the dates.

We expect to issue a total of up to approximately 100,000 preferred shares in this Rights Offering. The record holders of CHC Group Ltd. ordinary shares as of the close of business in New York on October 14, 2014 will be entitled to receive one right for each CHC Group Ltd. ordinary share registered in their names and are therefore eligible to participate in the Rights Offering. Each right will entitle you to purchase 0.001229 preferred shares at a subscription price of $1,000 per share, provided, that in no event will fractional preferred shares be issued in this Rights Offering. We refer to this as the “Basic Subscription Right.” If you timely and fully exercise your Basic Subscription Right and 6922767 Holding (Cayman) Inc., an entity controlled by affiliates of First Reserve Management, L.P., does not exercise its Basic Subscription Right (as it has notified us that it does not intend to do), you will have an over-subscription privilege to subscribe for up to an additional 0.0016423 preferred shares at a subscription price of $1,000 per share. Beneficial owners of CHC Group Ltd. ordinary shares through intermediaries will have rights credited to their accounts by and pursuant to the rules of the intermediaries.

If you do not exercise your rights to purchase new preferred shares by November 10, 2014, your rights will expire with no value. This means that your rights will become null and void, and you will receive no compensation for any expired rights. You must take action to realize any value from your rights.

Following is a summary of the expected key dates relating to the Rights Offering that are relevant for CHC Group Ltd. shareholders. This timetable is indicative only and subject to change:

	October 10, 2014:	Availability of Rights Offering prospectus through the Securities and Exchange Commission

	October 14, 2014:	Record date to determine holders of CHC Group Ltd. ordinary shares (close of business New York time)

	October 17, 2014:	Announcement of the Rights Offering and mailing of rights certificates

October 20, 2014:	Commencement of the subscription period

November 10, 2014:	End of the subscription period (5:00 p.m., New York time)

We have engaged Georgeson Inc. as Information Agent and Computershare Inc. as Subscription Agent to assist us with the distribution of materials and information relating to the Rights Offering, including subscription certificates evidencing the rights and a copy of the prospectus for this Rights Offering, to our registered shareholders. If you are beneficial owners of CHC Group Ltd. ordinary shares who own their shares through a financial institution, the exercise of your rights will be subject to your arrangements with your financial institution. You should follow the instructions of your financial institution to exercise your rights within the time period established by your financial institution, which may be shorter than the periods we set.

If by the start of the subscription period, you have not received notice of the Rights Offering from your financial institution or have not been instructed by it on how to exercise your rights, you should contact your financial institution immediately, and in any event well in advance of the deadlines mentioned above, for instructions on how you may exercise your rights.

The Registration Statement remains subject to review by the Securities and Exchange Commission, has not been declared effective, and is subject to change. The Rights Offering will be made only by means of a prospectus, and neither the Registration Statement nor this notice is an offer to sell these securities and it is not a solicitation of an offer to buy or sell these securities in any jurisdiction where the offer or sale is not permitted. The securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. If you are a shareholder as of the record date for the Rights Offering, you will receive a prospectus relating to the Rights Offering and related offering materials following the effectiveness of the Registration Statement. Those materials will describe in detail the procedures for participation in the Rights Offering. Before you invest, you should read such materials, including the final prospectus and prospectus supplements, if any, and other documents we have filed and will file with the SEC for more complete information about CHC Group Ltd. and the Rights Offering. You may get these documents, once filed, free of charge by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, to request a copy of the prospectus, please contact Georgeson Inc. at (888) 607-6511, via email at CHCGroup@Georgeson.com. You may also direct your written request to Lynn Antipas Tyson, VP, Investor Relations of CHC Group Ltd. at 190 Elgin Avenue, George Town, Grand Cayman, KY1-9005, Cayman Islands or contact the same by telephone at +1 (914) 485-1150 or by email at lynn.tyson@chc.ca.

Sincerely yours, /s/ Russell Hill Russell Hill Corporate Secretary CHC GROUP LTD.

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